Exhibit 99(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $166 million or $2.40 Per Share in the Second Quarter

CEO Commentary
Steven G. Bradshaw, president and chief executive officer, stated, "The organization eclipsed $160 million in net income for the first time on another stellar, broad-based contribution from our Wealth Management team and stable net interest revenues. Additionally, growth in our Healthcare portfolio and steady core C&I this quarter provides a solid foundation as we head into the back half of 2021. While growth in other areas of the loan portfolio remains somewhat constrained by near-term labor and supply chain disruptions, our customers' confidence about future growth is very high, which reaffirms our outlook for the remainder of this year."

Bradshaw continued, "While our top-line strength this quarter was impressive, equally strong was our discipline around operating costs and our excellent credit outcomes. We continue to hold the line on many expense saves gained through the pandemic, driving meaningful earnings leverage. Credit also continues to be a clear differentiator, as oil and natural gas prices rebounded to multi-year highs. Non-performing assets and potential problem loans were both down significantly, and credit costs continue to be at the low end of our historical range. Altogether, this quarter demonstrates just how effectively we can execute on both the top and bottom line and build shareholder value."

Second Quarter 2021 Financial Highlights
•Net income was $166.4 million or $2.40 per diluted share for the second quarter of 2021 and $146.1 million or $2.10 per diluted share for the first quarter of 2021.
•Net interest revenue totaled $280.3 million, consistent with the prior quarter. Net interest margin was 2.60 percent compared to 2.62 percent in the first quarter of 2021.
•Fees and commissions revenue totaled $169.4 million, an increase of $7.3 million. Growth in much of our fee-based business, led by brokerage and trading and fiduciary and asset management revenues, was partially offset by lower mortgage banking revenue.
•Operating expense decreased $4.6 million to $291.2 million. The first quarter of 2021 included a $4.0 million charitable donation to the BOKF Foundation that did not recur in the second quarter.
•Period-end loans decreased $1.1 billion to $21.4 billion at June 30, 2021. Period-end Paycheck Protection Program ("PPP") loans decreased $727 million to $1.1 billion. Paydowns of energy and commercial real estate loans were partially offset by an increase in healthcare and personal loans. Average loans were $22.2 billion, a $590 million decrease compared to the first quarter of 2021.
•Forecasts for improving macroeconomic factors and credit quality metrics resulted in a $35.0 million negative provision for expected credit losses in the second quarter of 2021 and a $25.0 million negative provision in the prior quarter. The combined allowance for credit losses totaled $336 million or 1.66 percent of outstanding loans, excluding PPP loans, at June 30, 2021. The combined allowance for credit losses was $385 million or 1.86 percent of outstanding loans, excluding PPP loans, at March 31, 2021.
•Average deposits increased $968 million to $37.5 billion while period-end deposits decreased $413 million to $37.4 billion. Average demand deposits grew by $877 million and average interest bearing deposits grew by $91 million.
•The company's common equity Tier 1 capital ratio was 11.95 percent at June 30, 2021. In addition, the company's Tier 1 capital ratio was 12.01 percent, total capital ratio was 13.61 percent, and leverage ratio was 8.58 percent at June 30, 2021. At March 31, 2021, the company's common equity Tier 1 capital ratio was 12.14 percent, Tier 1 capital ratio was 12.21 percent, total capital ratio was 13.98 percent, and leverage ratio was 8.42 percent.

•The company repurchased 492,994 shares of common stock at an average price of $88.84 a share in the second quarter of 2021.
•The company intends to redeem the subordinated debt issued in June of 2016 at the interest rate of 5.375 percent using existing capital, saving approximately $8.0 million per year in interest payments.
•Commercial Banking contributed $72.6 million to net income in the second quarter of 2021, an increase of $3.0 million compared to the first quarter of 2021. Combined net interest revenue and fee revenue increased $14.4 million, largely due to an increase of $7.5 million in production revenue from repossessed oil and gas properties. This increase was supplemented by growth in customer hedging revenue, syndication fees and transaction card revenue. These increases were partially offset by a decrease in net gains on sales of repossessed assets. Operating expense increased $4.4 million, primarily due to an increase in operating expenses on repossessed assets. Average Commercial Banking loans decreased $541 million due to purposeful deleveraging by our customers. Average Commercial Banking deposits grew 6 percent to $17.0 billion in the first quarter.
•Consumer Banking contributed $1.7 million to net income in the second quarter of 2021, a decrease of $5.3 million compared to the prior quarter. Combined net interest revenue and fee revenue decreased $10.6 million. Net interest revenue increased $4.0 million, mainly due to favorable yields on deposits sold to our Funds Management unit. Fees and commissions revenue decreased $14.6 million, largely due to reduced mortgage production volume and margin compression. Operating expense decreased $3.2 million, primarily due to lower mortgage banking costs. Average Consumer Banking deposits grew by 5 percent to $8.5 billion.
•Wealth Management contributed $31.1 million to net income in the second quarter of 2021, an increase of $11.7 million compared to the first quarter. Combined net interest revenue and fee revenue increased $17.1 million. Brokerage and trading revenue and related net interest revenue increased $10.5 million to $62.2 million due to growth in agency residential mortgage trading volumes and higher margin market opportunities. Fiduciary and asset management revenue increased $3.7 million to $45 million, largely due to seasonal tax preparation fees combined with higher oil and gas asset management fees. Trust business line fees also grew as a result of higher client asset balances. Assets under management were $96.6 billion, an increase of $4.7 billion compared to the prior quarter.

Net Interest Revenue
Net interest revenue was $280.3 million for the second quarter of 2021, largely unchanged compared to the first quarter of 2021. Net interest margin was 2.60 percent compared to 2.62 percent in the prior quarter.
Average earning assets decreased $354 million compared to the first quarter of 2021. Average loan balances decreased $590 million, largely due to energy and commercial real estate paydowns. Available for sale securities decreased $190 million. Average trading securities grew by $467 million. Other borrowings increased $216 million while funds purchased and repurchase agreements decreased $1.0 billion.
The yield on average earning assets was 2.75 percent, a 3 basis point decrease from the prior quarter. The yield on the available for sale securities portfolio increased 1 basis point to 1.85 percent. The loan portfolio yield decreased 1 basis point to 3.54 percent.
Funding costs were 0.21 percent, down 3 basis points. The cost of interest-bearing deposits decreased 3 basis points to 0.14 percent. The cost of other borrowed funds decreased 2 basis points to 0.28 percent. The benefit to net interest margin from assets funded by non-interest liabilities was 6 basis points for the second quarter of 2021, compared to 8 basis points for the prior quarter.

Operating Revenue
Fees and commissions revenue totaled $169.4 million for the second quarter of 2021, an increase of $7.3 million compared to the prior quarter. Brokerage and trading revenue increased $8.6 million to $29.4 million, including a $9.3 million increase in trading revenue. An increase in agency residential mortgage-backed securities trading volumes and higher margin market opportunities combined to grow trading revenue. Fiduciary and asset management revenue grew $3.5 million, primarily due to seasonal tax preparation fees. Trust business line fees also grew as a result of higher client asset balances. Transaction card revenue increased $2.5 million due to higher transaction volumes with the broader reopening of the U.S. economy. Deposit service charges increased $1.7 million, primarily related to commercial accounts where lower earnings credit rates caused by the low interest rate environment have resulted in higher service charges. Other revenue increased $6.9 million as a result of higher operating revenue from repossessed oil and gas properties.
Mortgage banking revenue decreased $15.9 million compared to the prior quarter due to lower mortgage loan production volume and gain on sale margin compression. Mortgage production volume decreased $206 million to $644 million as a result of industry-wide housing inventory constraints, changes to government-sponsored entity delivery limits on loans secured by second homes and investment properties, and overall market conditions. The realized margin on funded mortgage loans decreased 35 basis points to 2.75 percent while the gain on sale margin, which includes unrealized gains and losses on our mortgage commitment pipeline and related hedges, decreased 143 basis points to 1.55 percent. Margins were compressed largely due to competitive pricing pressure and timing of settlements.
Other gains and losses, net increased $6.3 million over the prior quarter. Increases in gains on alternative investments were partially offset by a decrease in net gains on sales of repossessed assets.

Operating Expense
Total operating expense was $291.2 million for the second quarter of 2021, a decrease of $4.6 million compared to the prior quarter.
The first quarter of 2021 included a $4.0 million charitable donation to the BOKF Foundation that did not recur in the second quarter. Excluding this effect, non-personnel expense was largely unchanged. A decrease in mortgage banking costs related to lower prepayments and data processing and communications expense was offset by increased operating expenses on repossessed assets. Personnel expense decreased $1.0 million.

Loans, Deposits and Capital
Loans
Outstanding loans were $21.4 billion at June 30, 2021, a $1.1 billion decrease compared to March 31, 2021, led by lower PPP loan balances. Additional paydowns of energy loans and commercial real estate loans were partially offset by an increase in healthcare loans.
Outstanding commercial loan balances decreased $185 million compared to March 31, 2021, primarily due to lower energy loan balances. Although the primary source of repayment of our commercial loan portfolio is the on-going cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
Energy loan balances decreased $191 million to $3.0 billion or 14 percent of total loans. While commodity prices have continued to improve and stabilize, sourcing new loans sufficient to offset paydowns remains a challenge. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 66 percent of committed production loans are secured by properties primarily producing oil. The remaining 34 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $2.6 billion at June 30, 2021, consistent with March 31, 2021.
Healthcare sector loan balances increased $91 million compared to the prior quarter, totaling $3.4 billion or 16 percent of total loans. Our healthcare sector loans primarily consist of $2.7 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities that serves to help diversify risks specific to a single facility.
General business loans decreased $52 million to $2.7 billion or 13 percent of total loans. General business loans include $1.4 billion of wholesale/retail loans and $1.3 billion of loans from other commercial industries.
Services loan balances decreased $32 million to $3.4 billion or 16 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.

Commercial real estate loan balances decreased $256 million compared to March 31, 2021 and represent 20 percent of total loans at June 30, 2021, largely due to refinancing in the long term, non-recourse markets. Multifamily residential loans, decreased $263 million to $965 million at June 30, 2021. Loans secured by office facilities decreased $21 million to $1.1 billion. Loans secured by other commercial real estate properties decreased $14 million to $471 million. Loans secured by industrial facilities increased $35 million to $825 million. Loans secured by retail facilities were largely unchanged compared to March 31, 2021.
PPP loan balances decreased $727 million to $1.1 billion or 5 percent of total loans. The rate of paydowns of the first round of PPP loans has increased in the second quarter.
Loans to individuals increased $51 million and represent 17 percent of total loans at June 30, 2021. Personal loans were up $82 million while residential mortgage loans decreased $25 million.
Deposits
Period-end deposits totaled $37.4 billion at June 30, 2021, a $413 million decrease compared to March 31, 2021. Demand deposit account balances grew by $277 million and interest-bearing transaction account balances decreased by $612 million. Average deposits were $37.5 billion at June 30, 2021, a $968 million increase compared to March 31, 2021. Demand deposit account balances increased $877 million primarily from deposits attributed to the Commercial Banking segment.
Capital
The company's common equity Tier 1 capital ratio was 11.95 percent at June 30, 2021. In addition, the company's Tier 1 capital ratio was 12.01 percent, total capital ratio was 13.61 percent, and leverage ratio was 8.58 percent at June 30, 2021. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period, which added 19     basis points to the company's common equity tier 1 capital ratio at June 30. At March 31, 2021, the company's common equity Tier 1 capital ratio was 12.14 percent, Tier 1 capital ratio was 12.21 percent, total capital ratio was 13.98 percent, and leverage ratio was 8.42 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 9.09 percent at June 30, 2021 and 8.82 percent at March 31, 2021. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 492,994 shares of common stock at an average price of $88.84 a share in the second quarter of 2021. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their expected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.
We recorded a $35.0 million negative provision for credit losses in the second quarter of 2021, primarily due to changes in our reasonable and supportable forecasts of macroeconomic variables as a result of continued improvement in the economic outlook related to the anticipated impact of the on-going COVID-19 pandemic and improving credit quality metrics. Decreased allowance due to lower loan balances was offset by losses during the quarter.

Our base case reasonable and supportable forecast assumes that the COVID-19 pandemic continues to improve as virus immunity becomes increasingly more widespread and vaccines prove to be effective against new virus strains. Continued easing of restrictions and the release of pent-up consumer demand results in GDP growth above historical averages throughout 2021, but begins to moderate in 2022. We expect a 4.8 percent increase in GDP over the next twelve months. This scenario also assumes the expiration of expanded unemployment insurance benefits is a catalyst for hiring activity during the second half of 2021. Our forecasted civilian unemployment rate is 5.5 percent for the third quarter of 2021, improving to 4.7 percent by the second quarter of 2022. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of June 2021, averaging $67.04 per barrel over the next twelve months.

The probability weighting of our base case reasonable and supportable forecast increased to 70 percent in the second quarter of 2021 compared to 60 percent in the first quarter of 2021 as the level of uncertainty in the current economic outlook continues to improve. Our downside case, probability weighted at 20 percent, assumes additional waves and hotspots emerge in areas of the country with lower vaccination rates stemming from the impact of new virus strains, such as the current Delta variant, as the U.S. enters the fall and winter months. This results in a relatively mild recession with conditions beginning to improve in the spring of 2022.

The allowance for loan losses totaled $312 million or 1.46 percent of outstanding loans and 183 percent of nonaccruing loans at June 30, 2021, excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $336 million or 1.57 percent of outstanding loans and 197 percent of nonaccruing loans at June 30, 2021. Excluding PPP loans, the allowance for loan losses was 1.54 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 1.66 percent.

At March 31, 2021, the allowance for loan losses was $352 million or 1.56 percent of outstanding loans and 170 percent of nonaccruing loans, excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $385 million or 1.71 percent of outstanding loans and 186 percent of nonaccruing loans.

Nonperforming assets totaled $408 million or 1.90 percent of outstanding loans and repossessed assets at June 30, 2021, down from $442 million or 1.95 percent at March 31, 2021. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $228 million or 1.14 percent of outstanding loans and repossessed assets at June 30, 2021, compared to $278 million or 1.37 percent at March 31, 2021. The decrease in nonperforming assets was primarily related to a decrease in nonaccruing energy loans and sales of energy-related repossessed assets during the second quarter of 2021.
Nonaccruing loans were $180 million or 0.89 percent of outstanding loans, excluding PPP loans, at June 30, 2021. Nonaccruing commercial loans totaled $113 million or 0.90 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $26 million or 0.62 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $41 million or 1.14 percent of outstanding loans to individuals.
Nonaccruing loans decreased $36 million compared to March 31, 2021, primarily due to a decrease in nonaccruing energy loans. New nonaccruing loans identified in the second quarter totaled $13 million, offset by $31 million in payments received and $18 million in charge-offs.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $384 million at June 30, 2021, down from $422 million at March 31. Potential problem energy, services and general business loans all decreased compared to the prior quarter.
Net charge-offs were $15.4 million or 0.30 percent of average loans on an annualized basis for the second quarter of 2021, excluding PPP loans. Net charge-offs were 0.32 percent of average loans over the last four quarters. Net charge-offs were $14.5 million or 0.28 percent of average loans on an annualized basis for the first quarter of 2021, excluding PPP loans. Gross charge-offs were $18.3 million for the second quarter compared to $16.9 million for the previous quarter. Recoveries totaled $2.9 million for the second quarter of 2021 and $2.4 million for the first quarter of 2021.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $13.3 billion at June 30, 2021, a $92 million decrease compared to March 31, 2021. At June 30, 2021, the available for sale securities portfolio consisted primarily of $8.6 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.3 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At June 30, 2021, the available for sale securities portfolio had a net unrealized gain of $297 million compared to $290 million at March 31, 2021.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $12 million to $60 million at June 30, 2021.
The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $4.4 million during the second quarter of 2021, including a $17.1 million increase in the fair value of securities and derivative contracts held as an economic hedge, $13.0 million decrease in the fair value of mortgage servicing rights, and $341 thousand of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, July 21, 2021 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-6671 and referencing conference ID # 13721197.

About BOK Financial Corporation
BOK Financial Corporation is a $47 billion regional financial services company headquartered in Tulsa, Oklahoma with $97 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of June 30, 2021 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	June 30, 2021	Mar. 31, 2021
ASSETS
Cash and due from banks	$678,998	$723,983
Interest-bearing cash and cash equivalents	580,457	695,213
Trading securities	5,699,070	5,085,949
Investment securities, net of allowance	220,832	226,121
Available for sale securities	13,317,922	13,410,057
Fair value option securities	60,432	72,498
Restricted equity securities	134,885	139,614
Residential mortgage loans held for sale	200,842	284,447
Loans:
Commercial	12,472,907	12,657,784
Commercial real estate	4,246,992	4,503,347
Paycheck protection program	1,121,583	1,848,550
Loans to individuals	3,574,967	3,524,166
Total loans	21,416,449	22,533,847
Allowance for loan losses	(311,890)	(352,402)
Loans, net of allowance	21,104,559	22,181,445
Premises and equipment, net	556,400	555,455
Receivables	195,763	250,852
Goodwill	1,048,091	1,048,091
Intangible assets, net	105,694	110,585
Mortgage servicing rights	117,629	132,915
Real estate and other repossessed assets, net	57,337	70,911
Derivative contracts, net	1,701,443	1,289,156
Cash surrender value of bank-owned life insurance	401,163	401,320
Receivable on unsettled securities sales	70,954	67,759
Other assets	901,904	696,142
TOTAL ASSETS	$47,154,375	$47,442,513

LIABILITIES AND EQUITY
Deposits:
Demand	$13,380,409	$13,103,170
Interest-bearing transaction	21,278,719	21,890,874
Savings	875,456	854,226
Time	1,905,349	2,004,356
Total deposits	37,439,933	37,852,626
Funds purchased and repurchase agreements	730,183	795,161
Other borrowings	1,546,231	1,708,517
Subordinated debentures	276,043	276,024
Accrued interest, taxes and expense	199,014	290,328
Due on unsettled securities purchases	576,536	106,835
Derivative contracts, net	612,261	719,556
Other liabilities	419,623	431,122
TOTAL LIABILITIES	41,799,824	42,180,169
Shareholders' equity:
Capital, surplus and retained earnings	5,106,209	5,018,053
Accumulated other comprehensive gain	226,768	221,409
TOTAL SHAREHOLDERS' EQUITY	5,332,977	5,239,462
Non-controlling interests	21,574	22,882
TOTAL EQUITY	5,354,551	5,262,344
TOTAL LIABILITIES AND EQUITY	$47,154,375	$47,442,513

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020
ASSETS
Interest-bearing cash and cash equivalents	$659,312	$711,047	$643,926	$553,070	$619,737
Trading securities	7,430,217	6,963,617	6,888,189	1,834,160	1,871,647
Investment securities, net of allowance	221,401	237,313	251,863	258,965	268,947
Available for sale securities	13,243,542	13,433,767	12,949,702	12,580,850	12,480,065
Fair value option securities	64,864	104,662	122,329	387,784	786,757
Restricted equity securities	208,692	189,921	280,428	144,415	273,922
Residential mortgage loans held for sale	218,200	207,013	229,631	213,125	288,588
Loans:
Commercial	12,402,925	12,908,461	13,113,449	13,772,217	14,502,652
Commercial real estate	4,395,848	4,547,945	4,788,393	4,754,269	4,543,511
Paycheck protection program	1,668,047	1,741,534	1,928,665	2,092,933	1,699,369
Loans to individuals	3,700,269	3,559,067	3,617,011	3,491,044	3,353,960
Total loans	22,167,089	22,757,007	23,447,518	24,110,463	24,099,492
Allowance for loan losses	(345,269)	(382,734)	(414,225)	(441,831)	(367,583)
Loans, net of allowance	21,821,820	22,374,273	23,033,293	23,668,632	23,731,909
Total earning assets	43,868,048	44,221,613	44,399,361	39,641,001	40,321,572
Cash and due from banks	763,393	760,691	742,432	723,826	678,878
Derivative contracts, net	1,022,137	873,712	553,779	581,839	642,969
Cash surrender value of bank-owned life insurance	401,760	399,830	397,354	394,680	391,951
Receivable on unsettled securities sales	716,700	735,482	1,094,198	4,563,301	4,626,307
Other assets	3,424,884	3,319,305	3,200,040	3,027,108	3,095,354
TOTAL ASSETS	$50,196,922	$50,310,633	$50,387,164	$48,931,755	$49,757,031

LIABILITIES AND EQUITY
Deposits:
Demand	$13,189,954	$12,312,629	$12,136,071	$11,929,694	$11,489,322
Interest-bearing transaction	21,491,145	21,433,406	20,718,390	19,752,106	18,040,170
Savings	872,618	789,656	737,360	707,121	656,669
Time	1,936,510	1,986,425	1,930,808	2,251,012	2,464,793
Total deposits	37,490,227	36,522,116	35,522,629	34,639,933	32,650,954
Funds purchased and repurchase agreements	1,790,490	2,830,378	2,153,254	2,782,150	5,816,484
Other borrowings	3,608,369	3,392,346	5,193,656	3,382,688	3,527,303
Subordinated debentures	276,034	276,015	275,998	275,980	275,949
Derivative contracts, net	366,202	428,488	399,476	458,390	836,667
Due on unsettled securities purchases	701,495	915,410	957,642	1,516,880	887,973
Other liabilities	634,460	671,715	656,147	712,674	690,087
TOTAL LIABILITIES	44,867,277	45,036,468	45,158,802	43,768,695	44,685,417
Total equity	5,329,645	5,274,165	5,228,362	5,163,060	5,071,614
TOTAL LIABILITIES AND EQUITY	$50,196,922	$50,310,633	$50,387,164	$48,931,755	$49,757,031

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020

Interest revenue	$295,893	$306,384	$594,132	$655,321
Interest expense	15,584	28,280	33,403	115,857
Net interest revenue	280,309	278,104	560,729	539,464
Provision for credit losses	(35,000)	135,321	(60,000)	229,092
Net interest revenue after provision for credit losses	315,309	142,783	620,729	310,372
Other operating revenue:
Brokerage and trading revenue	29,408	62,022	50,190	112,801
Transaction card revenue	24,923	22,940	47,353	44,821
Fiduciary and asset management revenue	44,832	41,257	86,154	85,715
Deposit service charges and fees	25,861	22,046	50,070	48,176
Mortgage banking revenue	21,219	53,936	58,332	91,103
Other revenue	23,172	11,479	39,468	23,788
Total fees and commissions	169,415	213,680	331,567	406,404
Other gains (losses), net	16,449	7,347	26,570	(3,391)
Gain (loss) on derivatives, net	18,820	21,885	(8,830)	40,305
Gain (loss) on fair value option securities, net	(1,627)	(14,459)	(3,537)	53,934
Change in fair value of mortgage servicing rights	(13,041)	(761)	20,833	(89,241)
Gain on available for sale securities, net	1,430	5,580	1,897	5,583
Total other operating revenue	191,446	233,272	368,500	413,594
Other operating expense:
Personnel	172,035	176,235	345,045	332,416
Business promotion	2,744	1,935	4,898	8,150
Charitable contributions to BOKF Foundation	—	3,000	4,000	3,000
Professional fees and services	12,361	12,161	24,341	25,109
Net occupancy and equipment	26,633	30,675	53,295	56,736
Insurance	3,660	5,156	8,280	10,136
Data processing and communications	36,418	32,942	73,885	65,685
Printing, postage and supplies	4,285	3,502	7,725	7,774
Amortization of intangible assets	4,578	5,190	9,385	10,284
Mortgage banking costs	11,126	15,598	25,069	26,143
Other expense	17,312	9,572	31,013	19,160
Total other operating expense	291,152	295,966	586,936	564,593

Net income before taxes	215,603	80,089	402,293	159,373
Federal and state income taxes	48,496	15,803	90,878	33,103

Net income	167,107	64,286	311,415	126,270
Net income (loss) attributable to non-controlling interests	686	(407)	(1,066)	(502)
Net income attributable to BOK Financial Corporation shareholders	$166,421	$64,693	$312,481	$126,772

Average shares outstanding:
Basic	68,815,666	69,876,043	68,975,743	69,999,865
Diluted	68,817,442	69,877,467	68,978,798	70,003,817

Net income per share:
Basic	$2.40	$0.92	$4.50	$1.80
Diluted	$2.40	$0.92	$4.50	$1.80

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020
Capital:
Period-end shareholders' equity	$5,332,977	$5,239,462	$5,266,266	$5,218,787	$5,096,995
Risk weighted assets	$33,824,860	$32,623,108	$32,492,277	$31,529,826	$32,180,602
Risk-based capital ratios:
Common equity tier 1	11.95%	12.14%	11.95%	12.07%	11.44%
Tier 1	12.01%	12.21%	11.95%	12.07%	11.44%
Total capital	13.61%	13.98%	13.82%	14.05%	13.43%
Leverage ratio	8.58%	8.42%	8.28%	8.39%	7.74%
Tangible common equity ratio[1]	9.09%	8.82%	9.02%	9.02%	8.79%

Common stock:
Book value per share	$77.20	$75.33	$75.62	$74.23	$72.50
Tangible book value per share	$60.50	$58.67	$58.94	$57.64	$55.83
Market value per share:
High	$93.00	$98.95	$73.07	$62.86	$67.62
Low	$83.59	$67.57	$50.09	$48.41	$37.80
Cash dividends paid	$35,925	$36,038	$36,219	$35,799	$35,769
Dividend payout ratio	21.59%	24.67%	23.48%	23.24%	55.29%
Shares outstanding, net	69,078,458	69,557,873	69,637,600	70,305,833	70,306,690
Stock buy-back program:
Shares repurchased	492,994	260,000	665,100	—	—
Amount	$43,797	$20,071	$42,450	$—	$—
Average price per share	$88.84	$77.20	$63.82	$—	$—

Performance ratios (quarter annualized):
Return on average assets	1.33%	1.18%	1.22%	1.25%	0.52%
Return on average equity	12.58%	11.28%	11.75%	11.89%	5.14%
Net interest margin	2.60%	2.62%	2.72%	2.81%	2.83%
Efficiency ratio	64.20%	66.26%	62.77%	59.57%	59.68%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$5,332,977	$5,239,462	$5,266,266	$5,218,787	$5,096,995
Less: Goodwill and intangible assets, net	1,153,785	1,158,676	1,161,527	1,166,615	1,171,686
Tangible common equity	$4,179,192	$4,080,786	$4,104,739	$4,052,172	$3,925,309

Total assets	$47,154,375	$47,442,513	$46,671,088	$46,067,224	$45,819,874
Less: Goodwill and intangible assets, net	1,153,785	1,158,676	1,161,527	1,166,615	1,171,686
Tangible assets	$46,000,590	$46,283,837	$45,509,561	$44,900,609	$44,648,188

Tangible common equity ratio	9.09%	8.82%	9.02%	9.02%	8.79%

	Three Months Ended
	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020
Pre-provision net revenue:
Net income before taxes	$215,603	$186,690	$199,847	$204,644	$80,089
Provision for expected credit losses	(35,000)	(25,000)	(6,500)	—	135,321
Net income (loss) attributable to non-controlling interests	686	(1,752)	485	58	(407)
Pre-provision net revenue	$179,917	$163,442	$192,862	$204,586	$215,817

Other data:
Tax equivalent interest	$2,320	$2,301	$2,414	$2,457	$2,630
Net unrealized gain on available for sale securities	$297,267	$290,217	$440,814	$480,563	$487,334

Mortgage banking:
Mortgage production revenue	$10,004	$25,287	$26,662	$38,431	$39,185

Mortgage loans funded for sale	$754,893	$843,053	$998,435	$1,032,472	$1,184,249
Add: current period-end outstanding commitments	276,154	387,465	380,637	560,493	546,304
Less: prior period end outstanding commitments	387,465	380,637	560,493	546,304	657,570
Total mortgage production volume	$643,582	$849,881	$818,579	$1,046,661	$1,072,983

Mortgage loan refinances to mortgage loans funded for sale	48%	65%	58%	54%	71%
Realized margin on funded mortgage loans	2.75%	3.10%	3.78%	3.52%	2.04%
Gain on sale margin	1.55%	2.98%	3.26%	3.67%	3.65%

Mortgage servicing revenue	$11,215	$11,826	$12,636	$13,528	$14,751
Average outstanding principal balance of mortgage loans serviced for others	15,065,173	15,723,231	16,518,208	17,434,215	19,319,872
Average mortgage servicing revenue rates	0.30%	0.31%	0.30%	0.31%	0.31%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$18,764	$(27,705)	$(385)	$2,295	$21,815
Gain (loss) on fair value option securities, net	(1,627)	(1,910)	68	(754)	(14,459)
Gain (loss) on economic hedge of mortgage servicing rights	17,137	(29,615)	(317)	1,541	7,356
Gain (loss) on changes in fair value of mortgage servicing rights	(13,041)	33,874	6,276	3,441	(761)
Gain on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	4,096	4,259	5,959	4,982	6,595
Net interest revenue on fair value option securities[2]	341	393	550	1,565	2,702
Total economic benefit of changes in the fair value of mortgage servicing rights, net of economic hedges	$4,437	$4,652	$6,509	$6,547	$9,297
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020

Interest revenue	$295,893	$298,239	$319,020	$294,659	$306,384
Interest expense	15,584	17,819	21,790	22,909	28,280
Net interest revenue	280,309	280,420	297,230	271,750	278,104
Provision for credit losses	(35,000)	(25,000)	(6,500)	—	135,321
Net interest revenue after provision for credit losses	315,309	305,420	303,730	271,750	142,783
Other operating revenue:
Brokerage and trading revenue	29,408	20,782	39,506	69,526	62,022
Transaction card revenue	24,923	22,430	21,896	23,465	22,940
Fiduciary and asset management revenue	44,832	41,322	41,799	39,931	41,257
Deposit service charges and fees	25,861	24,209	24,343	24,286	22,046
Mortgage banking revenue	21,219	37,113	39,298	51,959	53,936
Other revenue	23,172	16,296	14,209	13,698	11,479
Total fees and commissions	169,415	162,152	181,051	222,865	213,680
Other gains, net	16,449	10,121	7,394	2,044	7,347
Gain (loss) on derivatives, net	18,820	(27,650)	(339)	2,354	21,885
Gain (loss) on fair value option securities, net	(1,627)	(1,910)	68	(754)	(14,459)
Change in fair value of mortgage servicing rights	(13,041)	33,874	6,276	3,441	(761)
Gain (loss) on available for sale securities, net	1,430	467	4,339	(12)	5,580
Total other operating revenue	191,446	177,054	198,789	229,938	233,272
Other operating expense:
Personnel	172,035	173,010	176,198	179,860	176,235
Business promotion	2,744	2,154	3,728	2,633	1,935
Charitable contributions to BOKF Foundation	—	4,000	6,000	—	3,000
Professional fees and services	12,361	11,980	14,254	14,074	12,161
Net occupancy and equipment	26,633	26,662	27,875	28,111	30,675
Insurance	3,660	4,620	4,006	5,848	5,156
Data processing and communications	36,418	37,467	35,061	34,751	32,942
Printing, postage and supplies	4,285	3,440	3,805	3,482	3,502
Amortization of intangible assets	4,578	4,807	5,088	5,071	5,190
Mortgage banking costs	11,126	13,943	14,765	15,803	15,598
Other expense	17,312	13,701	11,892	7,411	9,572
Total other operating expense	291,152	295,784	302,672	297,044	295,966
Net income before taxes	215,603	186,690	199,847	204,644	80,089
Federal and state income taxes	48,496	42,382	45,138	50,552	15,803
Net income	167,107	144,308	154,709	154,092	64,286
Net income (loss) attributable to non-controlling interests	686	(1,752)	485	58	(407)
Net income attributable to BOK Financial Corporation shareholders	$166,421	$146,060	$154,224	$154,034	$64,693

Average shares outstanding:
Basic	68,815,666	69,137,375	69,489,597	69,877,866	69,876,043
Diluted	68,817,442	69,141,710	69,493,050	69,879,290	69,877,467
Net income per share:
Basic	$2.40	$2.10	$2.21	$2.19	$0.92
Diluted	$2.40	$2.10	$2.21	$2.19	$0.92

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020
Commercial:
Services	$3,389,756	$3,421,948	$3,508,583	$3,545,825	$3,779,881
Healthcare	3,381,261	3,290,758	3,305,990	3,325,790	3,289,343
Energy	3,011,331	3,202,488	3,469,194	3,717,101	3,974,174
General business	2,690,559	2,742,590	2,793,768	2,976,990	3,115,112
Total commercial	12,472,907	12,657,784	13,077,535	13,565,706	14,158,510

Commercial real estate:
Office	1,073,346	1,094,060	1,085,257	1,099,563	973,995
Multifamily	964,824	1,227,915	1,328,045	1,387,461	1,407,107
Industrial	824,577	789,437	810,510	792,389	723,005
Retail	784,445	787,648	796,223	786,211	780,467
Residential construction and land development	128,939	119,079	119,394	121,258	136,911
Other commercial real estate	470,861	485,208	559,109	506,818	532,659
Total commercial real estate	4,246,992	4,503,347	4,698,538	4,693,700	4,554,144

Paycheck protection program	1,121,583	1,848,550	1,682,310	2,097,325	2,081,428

Loans to individuals:
Residential mortgage	1,772,627	1,797,478	1,863,003	1,849,144	1,813,442
Residential mortgages guaranteed by U.S. government agencies	413,806	420,051	408,687	384,247	322,269
Personal	1,388,534	1,306,637	1,277,447	1,213,178	1,226,097
Total loans to individuals	3,574,967	3,524,166	3,549,137	3,446,569	3,361,808

Total	$21,416,449	$22,533,847	$23,007,520	$23,803,300	$24,155,890

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020

Texas:
Commercial	$5,690,901	$5,748,345	$5,926,534	$6,135,471	$6,359,206
Commercial real estate	1,403,751	1,511,714	1,519,217	1,523,226	1,413,108
Paycheck protection program	342,933	537,899	501,079	614,970	612,133
Loans to individuals	885,619	848,194	855,410	794,055	749,531
Total Texas	8,323,204	8,646,152	8,802,240	9,067,722	9,133,978

Oklahoma:
Commercial	2,840,560	2,975,477	3,144,782	3,332,244	3,489,259
Commercial real estate	552,673	597,840	597,733	608,448	596,419
Paycheck protection program	242,880	468,002	413,108	487,247	442,518
Loans to individuals	2,063,419	2,043,705	2,052,784	2,034,576	1,966,032
Total Oklahoma	5,699,532	6,085,024	6,208,407	6,462,515	6,494,228

Colorado:
Commercial	1,904,182	1,910,826	1,929,320	1,993,364	2,085,294
Commercial real estate	656,521	777,786	879,648	893,626	940,622
Paycheck protection program	299,712	436,540	377,111	494,910	488,279
Loans to individuals	262,796	264,759	264,295	257,832	265,359
Total Colorado	3,123,211	3,389,911	3,450,374	3,639,732	3,779,554

Arizona:
Commercial	1,239,270	1,207,089	1,219,072	1,218,769	1,346,037
Commercial real estate	705,497	667,766	726,111	702,291	698,818
Paycheck protection program	104,946	208,481	211,725	272,114	318,961
Loans to individuals	178,481	179,031	177,948	166,203	177,155
Total Arizona	2,228,194	2,262,367	2,334,856	2,359,377	2,540,971

Kansas/Missouri:
Commercial	388,291	421,974	455,914	493,606	481,162
Commercial real estate	406,055	395,590	366,821	352,663	314,926
Paycheck protection program	41,954	60,741	56,011	80,230	76,724
Loans to individuals	103,092	104,954	105,995	96,598	102,577
Total Kansas/Missouri	939,392	983,259	984,741	1,023,097	975,389

New Mexico:
Commercial	304,804	307,395	303,833	288,374	308,090
Commercial real estate	437,996	448,298	473,204	473,697	458,230
Paycheck protection program	86,716	124,059	109,881	133,244	128,058
Loans to individuals	68,177	70,491	75,665	79,890	83,470
Total New Mexico	897,693	950,243	962,583	975,205	977,848

Arkansas:
Commercial	104,899	86,678	98,080	103,878	89,462
Commercial real estate	84,499	104,353	135,804	139,749	132,021
Paycheck protection program	2,442	12,828	13,395	14,610	14,755
Loans to individuals	13,383	13,032	17,040	17,415	17,684
Total Arkansas	205,223	216,891	264,319	275,652	253,922

TOTAL BOK FINANCIAL	$21,416,449	$22,533,847	$23,007,520	$23,803,300	$24,155,890
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020
Oklahoma:
Demand	$4,985,542	$4,823,436	$4,329,205	$4,493,978	$4,378,786
Interest-bearing:
Transaction	12,065,844	12,828,070	12,603,658	12,586,449	11,438,549
Savings	500,344	487,862	420,996	401,062	387,557
Time	1,139,980	1,197,517	1,134,453	1,081,176	1,330,619
Total interest-bearing	13,706,168	14,513,449	14,159,107	14,068,687	13,156,725
Total Oklahoma	18,691,710	19,336,885	18,488,312	18,562,665	17,535,511

Texas:
Demand	3,752,790	3,592,969	3,449,882	3,152,106	3,070,728
Interest-bearing:
Transaction	4,335,113	4,257,234	3,800,427	3,482,555	3,358,030
Savings	160,805	154,406	139,173	136,787	128,892
Time	346,577	368,086	383,062	438,337	476,867
Total interest-bearing	4,842,495	4,779,726	4,322,662	4,057,679	3,963,789
Total Texas	8,595,285	8,372,695	7,772,544	7,209,785	7,034,517

Colorado:
Demand	1,991,343	2,115,354	2,168,404	2,057,603	2,096,075
Interest-bearing:
Transaction	2,159,819	2,100,135	2,170,485	1,861,763	1,816,604
Savings	73,990	73,446	69,384	68,230	67,477
Time	193,787	204,973	208,778	226,780	254,845
Total interest-bearing	2,427,596	2,378,554	2,448,647	2,156,773	2,138,926
Total Colorado	4,418,939	4,493,908	4,617,051	4,214,376	4,235,001

New Mexico:
Demand	1,197,412	1,131,713	941,074	964,908	965,877
Interest-bearing:
Transaction	723,757	736,923	733,007	713,418	752,565
Savings	105,837	103,591	91,646	85,463	80,242
Time	174,665	181,863	186,307	200,525	222,370
Total interest-bearing	1,004,259	1,022,377	1,010,960	999,406	1,055,177
Total New Mexico	2,201,671	2,154,090	1,952,034	1,964,314	2,021,054

Arizona:
Demand	943,511	915,439	905,201	928,671	985,757
Interest-bearing:
Transaction	820,901	835,795	768,220	771,319	780,500
Savings	13,496	13,235	12,174	11,498	15,669
Time	30,012	30,997	32,721	36,929	42,318
Total interest-bearing	864,409	880,027	813,115	819,746	838,487
Total Arizona	1,807,920	1,795,466	1,718,316	1,748,417	1,824,244

	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020
Kansas/Missouri:
Demand	463,339	478,370	426,738	405,360	427,795
Interest-bearing:
Transaction	978,160	991,510	960,237	616,797	526,635
Savings	17,539	18,686	16,286	15,520	15,033
Time	13,509	13,898	14,610	16,430	17,746
Total interest-bearing	1,009,208	1,024,094	991,133	648,747	559,414
Total Kansas/Missouri	1,472,547	1,502,464	1,417,871	1,054,107	987,209

Arkansas:
Demand	46,472	45,889	45,834	44,712	67,147
Interest-bearing:
Transaction	195,125	141,207	122,388	164,439	177,535
Savings	3,445	3,000	2,333	2,389	2,101
Time	6,819	7,022	7,197	7,796	7,995
Total interest-bearing	205,389	151,229	131,918	174,624	187,631
Total Arkansas	251,861	197,118	177,752	219,336	254,778

TOTAL BOK FINANCIAL	$37,439,933	$37,852,626	$36,143,880	$34,973,000	$33,892,314

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.10%	0.10%	0.10%	0.12%	0.07%
Trading securities	1.95%	2.06%	2.02%	1.92%	2.46%
Investment securities, net of allowance	5.01%	4.88%	4.88%	4.85%	4.77%
Available for sale securities	1.85%	1.84%	1.98%	2.11%	2.29%
Fair value option securities	2.60%	1.95%	2.27%	1.92%	2.00%
Restricted equity securities	3.36%	2.86%	3.25%	2.53%	2.75%
Residential mortgage loans held for sale	2.91%	2.71%	2.75%	3.01%	3.10%
Loans	3.54%	3.55%	3.68%	3.60%	3.63%
Allowance for loan losses
Loans, net of allowance	3.60%	3.62%	3.75%	3.67%	3.69%
Total tax-equivalent yield on earning assets	2.75%	2.78%	2.92%	3.04%	3.12%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.10%	0.12%	0.14%	0.17%	0.21%
Savings	0.04%	0.04%	0.05%	0.05%	0.05%
Time	0.58%	0.70%	0.89%	1.13%	1.36%
Total interest-bearing deposits	0.14%	0.17%	0.19%	0.26%	0.34%
Funds purchased and repurchase agreements	0.16%	0.19%	0.28%	0.17%	0.14%
Other borrowings	0.34%	0.39%	0.42%	0.43%	0.56%
Subordinated debt	4.87%	4.92%	4.87%	4.89%	5.16%
Total cost of interest-bearing liabilities	0.21%	0.24%	0.28%	0.31%	0.37%
Tax-equivalent net interest revenue spread	2.54%	2.54%	2.64%	2.73%	2.75%
Effect of noninterest-bearing funding sources and other	0.06%	0.08%	0.08%	0.08%	0.08%
Tax-equivalent net interest margin	2.60%	2.62%	2.72%	2.81%	2.83%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$70,341	$101,800	$125,059	$126,816	$162,989
Services	29,913	28,033	25,598	25,817	21,032
Healthcare	527	3,187	3,645	3,645	3,645
General business	11,823	14,053	12,857	13,675	14,333
Total commercial	112,604	147,073	167,159	169,953	201,999

Commercial real estate	26,123	27,243	27,246	12,952	13,956

Loans to individuals:
Permanent mortgage	31,473	32,884	32,228	31,599	33,098
Permanent mortgage guaranteed by U.S. government agencies	9,207	8,564	7,741	6,397	6,110
Personal	229	255	319	252	233
Total loans to individuals	40,909	41,703	40,288	38,248	39,441

Total nonaccruing loans	$179,636	$216,019	$234,693	$221,153	$255,396
Accruing renegotiated loans guaranteed by U.S. government agencies	171,324	154,591	151,775	142,770	114,571
Real estate and other repossessed assets	57,337	70,911	90,526	52,847	35,330
Total nonperforming assets	$408,297	$441,521	$476,994	$416,770	$405,297
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$227,766	$278,366	$317,478	$267,603	$284,616

Accruing loans 90 days past due[1]	$252	$395	$10,369	$7,684	$10,992

Gross charge-offs	$18,304	$16,905	$18,251	$26,661	$15,570
Recoveries	(2,856)	(2,437)	(1,592)	(4,232)	(1,491)
Net charge-offs	$15,448	$14,468	$16,659	$22,429	$14,079

Provision for loan losses	$(25,064)	$(21,770)	$(14,478)	$6,609	$134,365
Provision for credit losses from off-balance sheet unfunded loan commitments	(8,590)	(4,044)	8,952	(4,950)	4,405
Provision for expected credit losses from mortgage banking activities	(1,222)	885	(923)	(770)	(3,575)
Provision for credit losses related to held-to maturity (investment) securities portfolio	(124)	(71)	(51)	(889)	126
Total provision for credit losses	$(35,000)	$(25,000)	$(6,500)	$—	$135,321

	Three Months Ended
	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020	June 30, 2020
Allowance for loan losses to period end loans	1.46%	1.56%	1.69%	1.76%	1.80%
Allowance for loan losses to period end loans excluding PPP loans[2]	1.54%	1.70%	1.82%	1.93%	1.97%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.57%	1.71%	1.85%	1.88%	1.94%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[2]	1.66%	1.86%	2.00%	2.06%	2.12%
Nonperforming assets to period end loans and repossessed assets	1.90%	1.95%	2.07%	1.75%	1.68%
Net charge-offs (annualized) to average loans	0.28%	0.25%	0.28%	0.37%	0.23%
Net charge-offs (annualized) to average loans excluding PPP loans[2]	0.30%	0.28%	0.31%	0.41%	0.25%
Allowance for loan losses to nonaccruing loans[1]	183.00%	169.87%	171.24%	195.47%	174.74%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	197.25%	185.72%	187.51%	208.49%	187.94%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2    Metric meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			2Q21 vs 1Q21		2Q21 vs 2Q20
	June 30, 2021	Mar. 31, 2021	June 30, 2020	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$130,901	$130,005	$145,109	$896	0.7%	$(14,208)	(9.8)%
Fees and commissions revenue	63,368	49,847	46,515	13,521	27.1%	16,853	36.2%
Combined net interest and fee revenue	194,269	179,852	191,624	14,417	8.0%	2,645	1.4%
Other operating expense	71,351	66,979	62,933	4,372	6.5%	8,418	13.4%
Corporate expense allocations	12,512	12,734	5,437	(222)	(1.7)%	7,075	130.1%
Net income	72,632	69,673	80,992	2,959	4.2%	(8,360)	(10.3)%

Average assets	28,160,594	28,047,052	27,575,652	113,542	0.4%	584,942	2.1%
Average loans	16,981,888	17,522,520	19,262,827	(540,632)	(3.1)%	(2,280,939)	(11.8)%
Average deposits	17,049,772	16,130,168	14,599,225	919,604	5.7%	2,450,547	16.8%

Consumer Banking
Net interest revenue	$24,945	$20,974	$39,270	$3,971	18.9%	$(14,325)	(36.5)%
Fees and commissions revenue	37,714	52,300	67,192	(14,586)	(27.9)%	(29,478)	(43.9)%
Combined net interest and fee revenue	62,659	73,274	106,462	(10,615)	(14.5)%	(43,803)	(41.1)%
Other operating expense	52,453	55,622	58,249	(3,169)	(5.7)%	(5,796)	(10.0)%
Corporate expense allocations	11,599	11,475	10,692	124	1.1%	907	8.5%
Net income	1,698	6,948	32,501	(5,250)	(75.6)%	(30,803)	(94.8)%

Average assets	10,087,488	9,755,539	9,920,005	331,949	3.4%	167,483	1.7%
Average loans	1,786,242	1,823,732	1,679,164	(37,490)	(2.1)%	107,078	6.4%
Average deposits	8,469,043	8,082,443	7,587,246	386,600	4.8%	881,797	11.6%

Wealth Management
Net interest revenue	$52,293	$48,354	$26,880	$3,939	8.1%	$25,413	94.5%
Fees and commissions revenue	78,841	65,684	106,757	13,157	20.0%	(27,916)	(26.1)%
Combined net interest and fee revenue	131,134	114,038	133,637	17,096	15.0%	(2,503)	(1.9)%
Other operating expense	79,429	78,565	80,567	864	1.1%	(1,138)	(1.4)%
Corporate expense allocations	10,343	9,887	8,204	456	4.6%	2,139	26.1%
Net income	31,061	19,382	33,394	11,679	60.3%	(2,333)	(7.0)%

Average assets	19,201,041	18,645,865	15,721,452	555,176	3.0%	3,479,589	22.1%
Average loans	1,968,513	1,917,973	1,709,363	50,540	2.6%	259,150	15.2%
Average deposits	9,695,319	9,706,295	8,385,681	(10,976)	(0.1)%	1,309,638	15.6%
Fiduciary assets	58,654,788	56,227,268	46,748,292	2,427,520	4.3%	11,906,496	25.5%
Assets under management or administration	96,632,748	91,956,188	79,452,502	4,676,560	5.1%	17,180,246	21.6%